EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Star Alliance International Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rate	Amount Registered (1)	Proposed maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	71,000,000	$0.0137	$972,700	$0.0001102	$107.19
	Total Offering Amount					$972,700		$107.19
	Total Fees Previously Paid							0
	Total Fee Offsets							0
	Net Fee Due							$107.19

(1)	Represents (i) 1,000,000 shares of common stock, par value $$0.001 per share (“Common Stock”), previously issued to the selling stockholder, (ii) 500,000 shares of the Company’s Common Stock to be issued to the selling stockholder on the date this Registration Statement will be declared effective, (c) 2,274,588 shares of the Company’s Common Stock having an aggregate dollar value of $75,000 upon the investment by the selling stockholder of more than $500,000 in the Company and (d) up to 67,225,412 shares of Common Stock that may be purchased by the selling stockholder and issued to the selling stockholder pursuant to the Purchase Agreement. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act.